UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 20, 2015 (May 14, 2015)

NEVADA PROPERTY 1 LLC
(Exact Name of registrant as specified in its charter)

Delaware	000-53938	27-1695189
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3708 Las Vegas Boulevard South Las Vegas, Nevada	89,109
(Address of principal executive offices)	(Zip Code)
(702) 698-7000
Registrant’s telephone number, including area code
Not Applicable
(Former name or former address, if changed since last report.)

  Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Nevada Property 1 LLC (the “Company”) entered into a Consulting Agreement with Ronald G. Eidell as of May 14, 2015, which will become effective as of May 22, 2015 (the “Consulting Agreement”). Pursuant to the Consulting Agreement, Mr. Eidell has been engaged as a consultant to the Company for a minimum 90-day consulting term, beginning on May 22, 2015 and ending on December 31, 2015. During the consulting term, Mr. Eidell is to provide certain advice and consultation services to the Chief Financial Officer of the Company and to the Company more generally with respect to the Company’s financial reporting, accounting and organizational matters. In consideration for such services during the consulting term, Mr. Eidell is entitled to receive a consulting fee of $20,000 per month and the Company will also pay the cost of COBRA coverage for Mr. Eidell and his dependents under the Company’s health insurance programs. Either Mr. Eidell or the Company may terminate the Consulting Agreement at any time upon 30 days’ prior written notice to the other (so long as such termination does not become effective prior to August 20, 2015). In addition, Mr. Eidell has entered into a general release of claims in favor of the Company. In connection with such release, the Company has agreed to pay Mr. Eidell a prorated portion of his 2015 annual bonus in the amount of $77,261.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEVADA PROPERTY 1 LLC

By:	/s/ William P. McBeath
Name:	William P. McBeath
Title:	President and Chief Executive Officer
Date: May 20, 2015